UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BARNES & NOBLE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-0599018
(State or other jurisdiction of incorporation)	(IRS Employer ID Number)

120 Mountainview Blvd., Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NYSE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities Registered Pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), to reflect the expiration of the preferred share purchase rights (each, a “Right” and, collectively, the “Rights”) registered on the Form 8-A filed by the Company on April 16, 2024.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On July 3, 2024, the Company and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), entered into Amendment No. 1 to Rights Agreement (the “Amendment”), which amended the Rights Agreement, dated as of April 16, 2024, by and between the Company and the Rights Agent (as amended, the “Rights Agreement”).

The Amendment terminated the Rights Agreement by accelerating the expiration time of the Rights to 5:00 P.M., New York City time, on July 3, 2024. At the time of the termination of the Rights Agreement, all of the Rights, which were distributed to holders of the Company’s issued and outstanding common stock, par value $0.01, pursuant to the Rights Agreement, expired.

The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The description of the Amendment herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.2.

Item 2.	Exhibits

Exhibit No.	Description

3.1	Certificate of Elimination of the Series A Junior Participating Preferred Stock of Barnes & Noble Education, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed July 3, 2024).

4.1	Rights Agreement, dated as of April 16, 2024, by and between Barnes & Noble Education, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed April 16, 2024).

4.2	Amendment No. 1 to Rights Agreement, dated as of July 3, 2024, by and between Barnes & Noble Education, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed July 3, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2024

BARNES & NOBLE EDUCATION, INC.

/s/ Michael C. Miller
Michael C. Miller
Executive Vice President, Corporate Development &
Affairs and Chief Legal Officer